Exhibit 10.4

OFFICEMAX INCORPORATED

NONDISCLOSURE AND NONCOMPETITION AGREEMENT

THIS AGREEMENT is made as of this 3rd day of October, 2005 by and between OfficeMax Incorporated, a Delaware corporation (“OfficeMax”), which term includes any and all affiliates and subsidiaries), and Don Civgin (the “Employee”).

In consideration of the mutual covenants contained herein, including without limitation OFFICEMAX’s employing Employee, OFFICEMAX providing Employee with OFFICEMAX’s confidential information and trade secrets, OFFICEMAX providing training to Employee, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Confidential Information/Trade Secrets.  OFFICEMAX shall provide Employee with certain OFFICEMAX confidential information and trade secrets (“Confidential Information”).  Confidential Information includes, without limitation, the names, addresses, price lists, purchasing histories and requirements of customers and potential customers; location, region, and company financial reports, sales and service manuals and bulletins; cost information and patterns; floor plans and drawings of facilities; marketing strategies; acquisition and expansion plans; and other similar information.  Confidential Information shall also include, without limitation, all letters, memoranda, notes, tables, spreadsheets, and other similar documents, whether in hard-copy or electronic form, created or generated by or on behalf of Employee using the information, or any part thereof, described in the previous sentence.  Employee recognizes that such information is the confidential information and trade secrets of OFFICEMAX, and agrees not to divulge such information to any person, firm, or institution except as such disclosure is necessary to discharge his duties to the Company.  Further, upon termination of employment with OFFICEMAX, Employee will continue to treat Confidential Information as private and privileged, and will not, either for Employee’s own purposes or as an employee of or for the benefit of any other entity or person, use such information or disclose it to any person, firm, or institution.

2.                                       Return of Property.  On termination of Employee’s employment with OFFICEMAX, Employee will immediately surrender to OFFICEMAX, in good condition, all (a) Confidential Information; and (b) all letters, notes, memoranda, program design specifications, and all other similar items which relate to customers or potential customers of OFFICEMAX that Employee obtained from OFFICEMAX files or databases, are supplied to Employee by OFFICEMAX, or generated by Employee from OFFICEMAX data and that are in Employee’s possession, custody, or control wherever located including all reproductions or copies of such materials, whether in hard-copy or electronic form; and (c) and all tangible property of OFFICEMAX, including but not limited to computers, handheld electronic devices, cellular telephones, briefcases, samples, merchandise, and furniture.

3.                                       Noncompetition.  In exchange for OFFICEMAX’s employment of Employee, and its agreement to provide Employee Confidential Information and senior executive separation benefits under certain circumstances as agreed, for a period of 12 months after termination of Employee’s employment with OFFICEMAX, whether such termination is voluntary or involuntary (or for a period of 12 months after a final judgment or injunction enforcing this covenant), Employee agrees not to, directly as an employee or indirectly as a consultant or contractor, without the prior written consent of OFFICEMAX, be employed in the same or similar capacity as Employee was employed by OFFICEMAX immediately prior to termination of his or her employment, by another business entity or person whose principal activity is the sale or distribution of office supplies, office furniture, computer consumables or related office products or services, in the Territory (as defined below).  For purposes hereof, the Territory shall be all of North America.

In agreeing to this restriction, Employee specifically acknowledges the substantial value to OFFICEMAX of Confidential Information and Employee’s intimate knowledge of OFFICEMAX’s business and agrees that such constitutes goodwill and a protectable interest of OFFICEMAX.

4.                                       Non-Solicitation.  In addition to the foregoing and not in limitation thereof, for all periods beginning upon the date hereof and ending two years from the date of Employee’s termination of employment with OFFICEMAX for whatever reason, Employee agrees that he/she shall not directly or indirectly, for Employee’s benefit or on behalf of any other party (other than OFFICEMAX):

(a)                                  solicit or attempt to solicit any customer of OFFICEMAX for the purpose of selling or distributing office supplies, office furniture, computer consumables or related office products or services.  For purposes hereof, a customer of OFFICEMAX shall mean any person or business to whom OFFICEMAX sold or distributed office supplies, office furniture, computer consumables or related office products and services during the last two years Employee was employed by OFFICEMAX.

(b)                                 solicit or discuss potential employment opportunities with any employee of OFFICEMAX (other than for opportunities with OFFICEMAX) or induce or attempt to induce any employee of OFFICEMAX to leave the employ of OFFICEMAX, or in any way interfere with the relationship between OFFICEMAX and any employee thereof without the prior express written consent of OFFICEMAX.

(c)                                  offer, hire or cause to be offered or hired any person who was employed by OFFICEMAX at any time during the 12 months prior to the termination of Employee’s employment with OFFICEMAX.

(d)                                 induce or attempt to induce any supplier, or other business relation of OFFICEMAX to cease doing business with OFFICEMAX or in any way interfere with the relationship between any such supplier or business relation and OFFICEMAX (including without limitation making any negative statements or communications about OFFICEMAX).

5.                                       Non-Disparagement.  Employee agrees that during and after his employment with the Company he shall not make any public statements that disparage the Company, its respective affiliates, employees, officers, directors, products or services.  Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 5.

6.                                       Severability.  In case any one or more of the terms contained in Section 3, in subsections (a), (b), (c), or (d) of Section 4, or Section 5 shall for any reason become invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other terms herein, but such terms shall be deemed deleted and such deletion shall not affect the validity of the other terms of this Agreement.  In addition, if any one or more of the terms contained in Section 3, in subsections (a), (b), (c), or (d) of Section 4, or Section 5 shall for any reason be held by a court of competent jurisdiction to be excessively broad or unreasonable with regard to duration, scope, or area, the terms shall be construed in a manner to enable it to be enforced to the maximum extent permitted by applicable law, and any such court shall have the power to modify such term.

7.                                       Enforcement.  Employee understands that the breach of this Agreement will cause immediate, irreparable, and immeasurable injury to OFFICEMAX, and therefore agrees that in addition to any other rights OFFICEMAX has in order to enforce this Agreement, OFFICEMAX shall be entitled to injunctive relief without bond or other security by any competent court to enjoin and restrain the breach of this Agreement.

8.                                       Employment-at-Will.  This Agreement is not intended to modify the at-will relationship between OFFICEMAX and Employee, nor does it create an employment contract between OFFICEMAX and Employee.  Employee’s employment with OFFICEMAX is at-will.  This means that both Employee and OFFICEMAX are free to terminate the employment relationship within such party’s discretion at any time.  No supervisor or other company representative, except the Senior Vice President of Human Resources, has the authority to alter this relationship and then only if the agreement is in writing, signed by both parties, and is specific to Employee.  Employee should never interpret any company representative’s or supervisor’s remarks as a guarantee of continued employment.  Nothing herein alters this at-will relationship.

9.                                       Assignment.  This Agreement shall be freely assignable by OFFICEMAX.

10.                                 Attorneys’ Fees.  In the event OFFICEMAX utilizes the services of in-house or outside attorneys for the purposes of enforcing any of the provisions of this Agreement, OFFICEMAX shall be entitled to recover its attorneys’ fees, costs, and expenses of such enforcement efforts, in addition to all damages and other remedies recoverable by OFFICEMAX.

11.                                 Survival.  Any respective obligations of OFFICEMAX or Employee hereunder which by their nature would continue beyond termination or resignation of Employee’s employment with OFFICEMAX will survive such termination or resignation.

12.                                 Modification.  This Agreement may not be modified orally, but only by a writing signed by the party against whom enforcement of any such modification is sought.

13.                                 Integration.  This Agreement expresses the entire agreement and understanding of the parties and supersedes all prior, and contemporaneous oral, agreements, commitments, and understandings pertaining to the subject matter hereof.

14.                                 Waiver.  The failure of either party to enforce at any time or for any period of time any of the provisions of this Agreement will not be construed to be a waiver of such provisions or of its right thereafter to enforce such provision and each and every provision thereafter.

15.                                 Governing Law.  For enforcement purposes, this Agreement shall be governed and construed according to the laws of the state of Illinois, without giving effect to any conflict of laws provisions.

EMPLOYEE HAS READ THIS AGREEMENT and signs it with the understanding that the terms contained herein are a condition of Employee’s employment with OFFICEMAX and (1) control Employee’s use of certain information and know-how during and after his/her employment with OFFICEMAX, (2) restrict Employee’s employment opportunities upon termination of his/her employment with OFFICEMAX, and (3) restrict Employee’s ability to solicit customers, employees and suppliers of OFFICEMAX.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OFFICEMAX INCORPORATED		EMPLOYEE

By:	/s/ Matt Broad	By:	/s/ Don Civgin
Its:	EVP		Don Civgin